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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                     UICI
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

[UICI LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 2003

     The Annual Meeting of the Stockholders of UICI (the "Company"), a Delaware corporation, will be held at the Harvey Hotel DFW Airport, 4545 West John Carpenter Freeway, Irving, Texas 75063, on Wednesday, May 14, 2003, at 10:00 a.m., Central Daylight Time, for the following purposes:

          1. To elect nine (9) directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are chosen and qualified.

          2. To ratify the appointment of KPMG LLP as independent public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2003.

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 26, 2003 as the record date for the meeting. Holders of the Company's Common Stock of record at the close of business on such date will be entitled to notice of and to vote at such meeting or any adjournment thereof. A list of such stockholders will be available, as required by law, at our principal offices at 9151 Grapevine Highway, North Richland Hills, Texas. The stock transfer books will not be closed.

     The Company will supply, upon written request and without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. Requests for the Annual Report should be directed to Investor Relations, UICI, 9151 Grapevine Highway, North Richland Hills, Texas 76180-5605.

     All stockholders are cordially invited to attend the meeting. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote in person, on the Internet, by telephone, or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding these voting options.

                                          By Order of the Board of Directors

                                          -s- PEGGY G. SIMPSON

                                          Peggy G. Simpson
                                          Secretary

Date: April 7, 2003

      UICI, 9151 Grapevine Highway, North Richland Hills, Texas 76180-5605

                                      UICI
                             9151 GRAPEVINE HIGHWAY
                     NORTH RICHLAND HILLS, TEXAS 76180-5605

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 2003

                             ---------------------

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of UICI, a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Wednesday, May 14, 2003 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Board of Directors does not know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon such matters in accordance with their best judgment. The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company's Common Stock trades on The New York Stock Exchange under the symbol: UCI. This proxy statement is being mailed on or about April 16, 2003 to stockholders of record at the close of business on March 26, 2003, who are the only stockholders entitled to receive notice of and to vote at the meeting. At March 26, 2003 the Company had outstanding 46,899,782 shares of Common Stock. A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Each share of the outstanding Common Stock is entitled to one vote. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors and ratify or approve the other items being voted on at this time. Abstentions will have the same effect as votes against the proposals, although abstentions will count toward the presence of a quorum.

     Your vote is important. You can vote in one of four ways: (1) in person -- by casting your vote in person at the Annual Meeting, (2) by mail -- by marking, signing and dating the enclosed proxy card, and returning it promptly in the enclosed postage-paid envelope, (3) on the Internet -- by visiting the website indicated on the enclosed proxy card, or (4) by telephone -- by using the toll-free number indicated on the enclosed proxy card.

     The Internet voting procedure is designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access and telephone or cable service providers, that must be borne by the stockholder. If you choose to vote on the Internet, you will be offered the option to receive future annual meeting materials electronically through the Internet, which is cost-effective for the Company. We hope the convenience and cost savings of voting by computer will attract you. A sizable electronic "turnout" would save the Company significant return-postage fees.

     The Company is pleased to announce that it will broadcast the annual meeting live on-line (listen only) at www.uici.net for stockholders unable to attend in person. The replay of the Webcast will be available through June 16, 2003.

     A proxy may be revoked at any time before its exercise (i) by notifying UICI in writing at 9151 Grapevine Highway, North Richland Hills, Texas 76180-5605, Attention: Secretary; (ii) by completing a later-dated proxy and returning it to UICI; or (iii) by appearing at the Annual Meeting in person and revoking the proxy orally by notifying the Secretary before the vote takes place. Properly executed proxies will, unless such proxies have been revoked, be voted in the manner specified in the proxies. If no instructions are indicated, such shares will be voted FOR the election of the nine directors and FOR the ratification of KPMG LLP as independent public accountants for UICI for 2003.

                            1. ELECTION OF DIRECTORS

     The Board of Directors (the "Board") has fixed the number of directors for the ensuing year at nine (9). The Nominating Committee of the Board has nominated Messrs. Ronald L. Jensen, Gregory T. Mutz, Richard T. Mockler, Stuart
D. Bilton, William J. Gedwed, Patrick J. McLaughlin, Glenn W. Reed, Thomas P. Cooper, M.D. and Mural R. Josephson for election as directors at the 2003 Annual Meeting of Stockholders. At the meeting, it is intended that such number of directors will be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are chosen and qualified. It is intended that the proxies will be voted to elect as directors the nominees listed above. All of the nominees, except Mr. Josephson, are currently directors of the Company. Although the Board does not anticipate that any of such nominees will be unable to serve as a director, in the event of such occurrence, the proxy holders shall have the right to vote for such substitute, if any, as the present Board may designate.

     Mr. Josephson has been nominated by the Nominating Committee of the Board to fill the vacancy created by the increase in the number of Directors constituting the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED ABOVE

                             NOMINEES FOR DIRECTOR

     Set forth below is a biographical summary of the experience of each of the nominees for director:

     Ronald L. Jensen (age 72) has served as Chairman of the Board of Directors of the Company and its predecessor company since December 1983. Mr. Jensen served as President and Chief Executive Officer ("CEO") of the Company in 1993 and 1994 and from September 1997 to January 1999.

     Gregory T. Mutz (age 57) has served as a director, President and CEO of the Company since January 1999 and is a member of the Executive and Investment Committees of the Board of Directors of the Company. Mr. Mutz also serves as Chairman of the Board of Directors of The Chesapeake Life Insurance Company, The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and Fidelity First Insurance Company. He has served as Chairman of the Board of Trustees of AMLI Residential Properties Trust (NYSE: AML) since 1994. He has served as a Trustee of ABN AMRO Mutual Fund since 1996.

     Richard T. Mockler (age 65) has served as a director of the Company since 1991. Mr. Mockler is a member of the Audit Committee of the Board of Directors. Mr. Mockler retired as a partner with Ernst & Young LLP in 1989 after 27 years with the firm. Mr. Mockler has served as a member of the Board of Directors of Georgetown Rail Equipment Company since 1994 and as Treasurer since October 1996. Mr. Mockler served as a Director of Snead Research Labs from 1995 until January 1998 and as Treasurer from October 1996 until January 1998.

     Patrick J. McLaughlin (age 45) has served as a director of the Company since May 1999. Mr. McLaughlin also serves on the Executive, Stock Option Plan, Executive Compensation, Investment,

Nominating and Privacy Committees of the Board. Since 1993, Mr. McLaughlin has served as a Managing Director of Emerald Capital Group, Ltd., an insurance advisory and investment banking firm. Mr. McLaughlin has served as a director of Universal American Financial Corp., an insurance holding company, since January 1995.

     Stuart D. Bilton (age 56) has served as a director of the Company since May 1999. Mr. Bilton has served as President and CEO of ABN AMRO Asset Management Holdings, Inc. (U.S.) since February 2001. He previously served as President and CEO of Chicago Trust Company (an institutional money manager and mutual fund sponsor) since 1994 and as President and CEO of Alleghany Asset Management, Inc. since January 1997 and as a Director since 1994. Alleghany Asset Management, Inc. and Chicago Trust Company were acquired by ABN AMRO in February 2001. Mr. Bilton has served as a Director of Baldwin & Lyons, Inc. since 1987 and as Chairman of The ABN AMRO Funds (formerly the Alleghany Funds) since 1993. Mr. Bilton serves on the Audit, Stock Option Plan, Executive Compensation and Nominating Committees of the UICI Board of Directors.

     William J. Gedwed (age 47) has served as a director of the Company since June 2000. He is also a member of the Investment, Stock Option Plan, Executive Compensation and Privacy Committees of the Board of Directors. He served as a Vice President of the Company from August 1999 and as Executive Vice President of the Company from May 2000 until December 31, 2000. From 1993 until July 2000, Mr. Gedwed served as President and CEO of NMC Holdings, Inc. and National Motor Club of America, Inc. (subsidiaries of the Company from 1997 until July 2000), and from 1997 until July 2000 he served as Chairman of the Board of National Motor Club of America. From January 1, 2001 until May 2002, Mr. Gedwed served as President and CEO of NMC Holdings, Inc. and Chairman, President and CEO of National Motor Club of America, Inc. Until February 1, 2001, Mr. Gedwed served as Chairman and director of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company (subsidiaries of the Company). Mr. Gedwed currently is Chairman, President and CEO of Gedwed Enterprises, LLC, President and CEO of DirectoryNet, LLC, and Chairman, President and CEO of Landen Bias Corporation (an indirect subsidiary of NMC Holdings Inc.).

     Glenn W. Reed (age 50) has served as a director of the Company since May 2001 and as Executive Vice President and General Counsel of the Company since July 1999. Prior to joining the Company, Mr. Reed was a partner in the Chicago, Illinois law firm of Gardner, Carton & Douglas. Mr. Reed serves on the Executive and Privacy Committees of the Board. Mr. Reed also serves as a director and Vice President of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company. He has served as a director of The Pepper Companies, Inc. (a Chicago-based general contractor) since 1990 and as a director of Peoples Bancorp, Inc. (a bank holding company located in Arlington Heights, Illinois) since 1999.

     Thomas P. Cooper, M.D. (age 59) has served as a director of the Company since May 2002. Dr. Cooper serves on the Audit, Executive Compensation, Stock Option Plan and Nominating Committees of the Board. He has served as CEO of Senior Psychology Services, Inc. (a company providing mental health services to patients in long-term care facilities) since 1991 and as a director since 1994. Dr. Cooper has also served as a director of Hanger Orthopedic Group, Inc. since 1991. Dr. Cooper also served as CEO of OnCall Healthcare from November 2000 until November 2001 and has been an Adjunct Professor at Columbia Business School since September 1999. Dr. Cooper served as CEO of Cove Healthcare, Inc. from 1997 to 1999.

     Mural R. Josephson (age 54) retired as Senior Vice President and Chief Financial Officer of Lumbermen's Mutual Casualty Company (the lead company of Kemper Insurance Companies) in October 2002. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. It is anticipated that Mr. Josephson will serve on the Audit Committee of the Board.

     Certain affiliations exist between the Company and certain directors and nominees. See " COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                     THE BOARD OF DIRECTORS AND COMMITTEES

GENERAL INFORMATION

     The UICI Board of Directors currently consists of eight directors, three of whom are independent directors under the requirements set forth in the proposed New York Stock Exchange listing rules. Mr. Josephson, if elected to the Board by the Company's stockholders, will also be an independent director. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings. Regular meetings of the Board are held each quarter, and special meetings are held as necessary. The annual organizational meeting follows immediately after the Annual Meeting of Stockholders. During the fiscal year ended December 31, 2002, the Board of Directors of the Company met five times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2002 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Board Member served.

     To promote open discussion and foster better communication among the non-management directors, regular executive sessions are held after each quarterly Board meeting in which the non-management directors meet without management participation. No single director has been designated as the presiding director at such meetings, and the non-management directors have alternated serving as presiding director at such meetings.

COMMITTEES OF THE BOARD

     Various committees of the Board of Directors have been established to assist the Board in the discharge of its responsibilities. The functions and composition of the Board committees are described below:

  Audit Committee

     The Audit Committee (of which Richard T. Mockler (Chairman), Stuart D. Bilton and Thomas P. Cooper, M.D. serve as members) confers with the Company's independent accountants and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent auditors in connection with determining their independence, reviews the reports of the independent accountants and internal auditors, and reviews recommendations about internal controls. The Committee recommends selection of independent auditors to the Board and approves any significant non-audit relationship with the independent auditors. The Audit Committee held eight meetings during 2002. It is anticipated that Mural R. Josephson (a director nominee) will serve on the Audit Committee if elected to the Board.

     The Audit Committee's Report appears elsewhere in this proxy statement. The Audit Committee is comprised solely of independent directors, and it operates under a written charter adopted by the Board of Directors. The Committee reviews and assesses the adequacy of its charter on an annual basis. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Company's securities are listed on the New York Stock Exchange ("NYSE") and are governed by the NYSE's listing standards. Each of the members of the Audit Committee meet the current independence requirements of these standards and the requirements of independence as set forth in proposed revisions to the NYSE listing standards. The Board of Directors has determined in its business judgment that one or more members of the Audit Committee possess accounting or related financial management expertise.

  Executive Committee

     The Executive Committee (of which Gregory T. Mutz (Chairman), Glenn W. Reed and Patrick J. McLaughlin serve as members) has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, such as (a) declaring a dividend, (b) amending the Certificate of Incorporation or By-Laws,
(c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. During 2002 the Executive Committee did not meet, but the Committee took action on selected occasions by unanimous consent of its members.

  Stock Option Plan Committee

     The Stock Option Plan Committee (of which Patrick J. McLaughlin (Chairman), Stuart D. Bilton, William J. Gedwed and Thomas P. Cooper, M.D serve as members) administers the various stock option plans of the Company.

     During 2002 the Stock Option Plan Committee did not meet, but the Committee took action on several occasions by unanimous written consent of its members.

  Investment Committee

     The Investment Committee (of which Gregory T. Mutz (Chairman), Patrick J. McLaughlin and William J. Gedwed serve as members) coordinates with the Investment/Finance Committees of the Company's insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. Mr. McLaughlin also serves as an advisory member of each of the insurance company's Investment/Finance Committee. The Investment Committee held four meetings during 2002.

  Nominating Committee

     The Nominating Committee (of which Patrick J. McLaughlin (Chairman), Stuart
D. Bilton and Thomas P. Cooper, M.D. serve as members) identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors at the next annual meeting of shareholders. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors and considers question of corporate governance, management organization and management succession. During 2002 the Nominating Committee held one meeting and took action on selected occasions by unanimous written consent of its members.

     In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2004 must be made in writing and received by the Secretary of the Company, 9151 Grapevine Highway, North Richland Hills, Texas 76180 no later than December 9, 2003 (see "Deadline for Submission of Stockholder Proposals and Nominations for Director"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

  Executive Compensation Committee

     The Executive Compensation Committee (of which Patrick J. McLaughlin (Chairman), Stuart D. Bilton, William J. Gedwed and Thomas P. Cooper, M.D serve as members) administers the Company's compensation programs and remuneration arrangements for its highest-paid executives. The Committee reviews and approves corporate goals and objectives relative to CEO compensation, evaluates the CEO's performance in light of those goals and objectives and sets the CEO's compensation level based on this evaluation. The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The Committee held two meetings during 2002.

     The Executive Compensation Committee's Report on Executive Compensation appears elsewhere in this proxy statement.

  Privacy Committee

     The Privacy Committee (of which Glenn W. Reed (Chairman), William J. Gedwed and Patrick J. McLaughlin serve as members) oversees implementation and administration of the privacy, security, transaction codes set and other requirements imposed under the federal Gramm-Leach-Bliley Act and Health Insurance Portability and Accountability Act. During 2002 the Privacy Committee took action on selected occasions by unanimous written consent of its members.

                           COMPENSATION OF DIRECTORS

     UICI does not compensate directors who are also officers of the Company for their service as directors. The following chart reflects the compensation for the non-employee directors of the Company effective May 1, 2002 and as modified by the Executive Compensation Committee on February 22, 2003 to be effective May 1, 2003:

                                                                         AS MODIFIED ON FEBRUARY 22,
                                                 CURRENT-                   2003 TO BE EFFECTIVE
FEATURE                                   EFFECTIVE MAY 1, 2002                  MAY 1, 2003
-------                                   ---------------------          ---------------------------
Annual Retainer                     $6,000                                           $7,500
Per Quarterly Meeting Attendance    $4,000                                           $6,000
  Fee
Audit Committee Chairman:
  Annual Retainer:                  $2,000                                           $4,000
  Per Meeting Attendance Fee:       None                                              $ 500
Annual Retainer for Other Non-      $2,000                                           $3,000
  Employee Members of Audit
  Committee, Compensation
  Committee and the Privacy
  Committee:
Stock in Lieu of Cash Feature       For fees otherwise payable in                 No change
                                    cash, outside directors may elect
                                    to receive UICI stock, in whole or
                                    in part, in lieu of cash, at a 15%
                                    discount to the market price. Each
                                    director electing to receive stock
                                    in lieu of cash will receive an
                                    option to purchase one share of
                                    UICI stock for each share of UICI
                                    purchased pursuant to stock-in-
                                    lieu-of-cash feature.(1)
Stock Purchase Feature              Each outside director may purchase            No change
                                    up to $60,000 of UICI stock at a
                                    15% discount to the market price
                                    and will receive an option to
                                    purchase one share of UICI for
                                    every two shares so purchased.(2)

---------------

(1) All stock options granted under the Stock In Lieu of Cash Feature have an exercise price equal to the fair market value on the date of grant and will otherwise be governed by the UICI 1987 Amended and Restated Stock Option Plan.

(2) All stock options granted under the Stock Purchase Feature will have an exercise price equal to the fair market value on the date of grant and will otherwise be governed by the UICI 1987 Amended and Restated Stock Option Plan.

     During 2002, all non-employee directors elected to receive 100% of their director compensation in stock (except Messrs. Mockler and Gedwed, who elected to receive such director compensation in cash).

     In May 2002, Thomas P. Cooper elected to purchase $60,000 worth of UICI stock pursuant to the stock purchase feature of the director compensation program. Dr. Cooper received an option to purchase 1,904 shares of UICI stock at an exercise price of $18.47.

                             EXECUTIVE COMPENSATION

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking to the extent possible executive and stockholder interests through equity-based (stock option and restricted stock) plans. The Company's executive compensation consists of four key components: annual base salary, annual cash incentive bonus compensation, stock option grants and restricted stock grants. Each component of compensation is designed to complement the other components and, when considered together, to meet the Company's overall compensation objectives.

     Historically, the Executive Compensation Committee of the Board of Directors (the "Committee") has approved base compensation for senior executives (including Mr. Mutz) based on reference to base salaries of comparable executive positions at a peer group of comparably sized insurance and insurance holding companies. Mr. Mutz's base compensation is intended to be comparable with the 50th percentile of salaries within such peer group. Consistent with past practice, in December 2001 the Committee reviewed and approved base compensation to be paid to executives in 2002. In establishing base compensation for 2002 to officers other than Mr. Mutz, the Committee considered the recommendations of Mr. Mutz and approved, subject to any modifications it deemed appropriate, base compensation to be paid to such executive officers. The recommendations of the Committee with respect to 2002 base compensation were subsequently approved by the full Board of Directors at a meeting held on February 6, 2002.

     Commencing in 2001, the Company established and implemented a more structured incentive compensation plan, pursuant to which the Company set a maximum bonus potential for each executive as a percentage of base compensation and established quantitative and qualitative bonus criteria. For 2002, the quantitative performance goals included, among other things, UICI consolidated financial results, business unit profitability and attainment of specific revenue (annualized premium volume) goals. Throughout the year, each executive's progress toward meeting his or her incentive compensation goals was measured and monitored, and final determination of incentive compensation awards was made in December 2002 in light of anticipated year end results. At meetings held on December 17 and December 27, 2002, the Committee, composed of Stuart D. Bilton, William J. Gedwed, Thomas P. Cooper and Patrick J. McLaughlin (Chairman), reviewed and approved incentive bonus compensation in accordance with the plan for all Named Executive Officers below and approximately ten other officers and key employees of the Company.

     The Company's executive officers are also entitled to participate in the Company's 1987 Amended and Restated Stock Option Plan. Under the 1987 Plan, nonqualified options to purchase Common Stock of the Company may be granted at exercise prices not less than the fair market value of the Common Stock at the date of grant. Options granted under the 1987 Plan become exercisable generally in annual cumulative installments of 20% of the number of options granted over a five-year period, or sooner at the discretion of the Stock Option Committee. With respect to 2002 performance, the Committee determined to award options to acquire an aggregate of 194,500 UICI shares to selected UICI officers (including Named Executive Officers) under the 1987 Plan, which options are exercisable at $11.50 per share (the fair market value of UICI Common Stock on February 12, 2003, the date of grant).

     Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company's Chairman, chief executive officer and president or to any of the Company's four highest-paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

     To provide an additional equity-based vehicle to incentivize officers and other key employees, in February 2000 and January 2001, the Board of Directors of the Company approved and adopted the UICI 2000 Restricted Stock Plan and 2001 Restricted Stock Plan, respectively, pursuant to which the Company may from time to time and subject to the terms thereof make awards of restricted shares of the Company's

Common Stock to eligible participants in the Plan. The shareholders of UICI approved the UICI 2000 Restricted Stock Plan and 2001 Restricted Stock Plan on May 16, 2001. Shares of Common Stock granted to eligible participants generally vest on the second anniversary of the date of grant and are otherwise forfeitable if the participant ceases to provide material services to the Company as an employee, independent contractor, consultant, advisor, director or otherwise for any reason other than death prior to vesting. Shares of restricted stock also vest upon a Change of Control (as defined) or upon the death of the participant. With respect to 2002 performance, in February 2003 the Committee awarded to UICI key executives under the 2001 Plan an aggregate of 61,182 shares of restricted stock. Mr. Mutz was granted 3,000 shares of restricted stock pursuant to the UICI 2001 Restricted Stock Plan. The shares are subject to a two-year vesting period.

                                            Executive Compensation Committee

                                             Patrick J. McLaughlin
                                             Stuart D. Bilton
                                             Thomas P. Cooper
                                             William J. Gedwed

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 2002, 2001, and 2000, earned by or awarded or paid to the persons who were the Chairman of the Board, the chief executive officer, and the four other most highly compensated executive officers of the Company serving as such at December 31, 2002, (the "Named Executive Officers").

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION                      AWARDS
                                    --------------------------------------   -------------------------
                                                                 OTHER        RESTRICTED    SECURITIES       ALL
                                                                 ANNUAL         STOCK       UNDERLYING      OTHER
NAME AND PRINCIPAL                                            COMPENSATION      AWARDS       OPTIONS     COMPENSATION
POSITION                     YEAR   SALARY($)   BONUS($)(a)      ($)(b)         ($)(c)        (#)(d)        ($)(e)
------------------           ----   ---------   -----------   ------------   ------------   ----------   ------------
Ronald L. Jensen...........  2002          1           --            --             --            --             --
  Chairman of the Board      2001          1           --            --             --            --             --
                             2000          1           --            --             --            --             --
Gregory T. Mutz............  2002    500,000      997,000            --         34,500            --         42,683
  CEO and Director           2001    500,000             (f)         --             --       150,000(g)      27,123
                             2000    500,000       50,000            --         59,375            --      3,233,700(h)
Glenn W. Reed..............  2002    390,000      200,000            --        232,875        17,000         53,213
  Executive Vice             2001    390,000      175,000            --             --        20,000         35,385
  President & General        2000    375,000       85,000            --         59,375            --        492,320(i)
  Counsel
Steven K. Arnold...........  2002    300,000      125,000            --         46,000        20,000         12,289
  Executive Vice
    President --             2001    300,000      100,000            --             --         5,000         12,345
  Insurance Group            2000    280,000       30,000            --         59,375            --        273,303(j)
Phillip J. Myhra...........  2002    275,000      300,000            --        126,500        45,000         32,781
  Executive Vice
    President --             2001    225,000      210,000            --             --        20,000         47,232
  Insurance Group            2000    210,000       65,000            --         82,000         5,000         36,986
James N. Plato.............  2002    267,323      358,150       102,330             --        10,000         20,545
  President -- Life
    Insurance                2001    120,595      107,100            --         45,050        20,000         77,695
  Division(k)                2000         --           --            --             --            --             --

---------------

(a)  Reflects cash bonuses accrued for the year presented.

(b) Mr. Plato received an aggregate of $102,330 for reimbursement of certain housing expenses (consisting of reimbursement for interest on mortgage loans in the amount of $59,137, real estate taxes in the amount of $23,448, an employment tax gross up in the amount of $19,745). No other Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(c) With respect to 2002, reflects market value of restricted stock granted February 12, 2003. With respect to 2001, reflects market value of restricted stock granted on June 11, 2001. With respect to 2000, reflects the market value of restricted stock granted on January 2, 2001 (February 1, 2001 with respect to Mr. Myhra). The number of shares awarded for 2002, 2001, and 2000 was as follows: Mr. Mutz, 3,000 shares, -0- shares, and 10,000 shares; Mr. Reed, 20,250 shares, -0- shares, and 10,000 shares; Mr. Arnold, 4,000 shares, -0- shares, and 10,000 shares; Mr. Myhra, 11,000 shares, -0- shares, and 10,000 shares; and Mr. Plato, -0- shares, 5,000 shares, and -0- shares. Dividends are paid, if any, to holders with respect to restricted stock at the same rate paid to all stockholders. Shares of restricted stock granted to all executives (other than Mr. Plato) vest on the second anniversary of the date of grant. Shares of restricted stock granted to Mr. Plato vest in 20% increments over five years. At December 31, 2002, the number of unvested shares and market value of all restricted stock then held (excluding shares of restricted stock granted on February 12, 2003) by Messrs. Mutz, Reed, Arnold, Myhra and Plato was 10,000 shares and $155,500; 10,000 shares and $155,500; 10,000 shares and $155,500;
     10,000 shares and $155,500; and 4,000 shares and $62,200, respectively.

(d)  With respect to 2002, includes options granted on February 12, 2003.

(e) Amounts for 2002 include Company contributions to its Employee Stock Ownership and Savings Plan of $12,000 for the benefit of Messrs. Mutz, Arnold, Myhra and Plato and $11,500 for the benefit of Mr. Reed. Amounts for 2002 for Mr. Mutz, Mr. Reed, Mr. Myhra and Mr. Plato include reimbursement of housing expenses of $17,785, $41,424, $20,493, and $8,545, respectively. Amounts for Mr. Mutz in 2002 include reimbursement of tax preparation fees of $12,609. Amounts for 2001 include Company contributions to its Employee Stock Ownership and Savings Plan for the benefit of Messrs. Mutz, Reed, Arnold, Myhra and Plato in the amount of $10,200, $10,200, $10,200, $10,200 and $6,872, respectively. Also includes in 2002 contributions to the Company's Medical Savings Account Health Insurance Plan for the benefit of Messrs. Mutz, Reed, Arnold, Myhra and Plato in the amount of $2,000, $2,000,

     $2,000, $1,000 and $-0-, respectively. Amounts for Mr. Mutz, Mr. Reed, Mr. Myhra and Mr. Plato in 2001 also include reimbursement of housing expenses in the amount of $14,778, $23,040, $35,887 and $15,751, respectively.
     Amounts for Mr. Plato in 2001 include reimbursement of interest on mortgage loans in the amount of $55,072.

(f) In lieu of a cash bonus for 2001 performance in the amount of $200,000, Mr. Mutz was awarded immediately exercisable options to purchase 100,000 shares of UICI Common Stock at an exercise price of $11.40 per share.

(g) Includes immediately exercisable options to purchase 100,000 shares of UICI Common Stock at an exercise price of $11.40 per share, which were granted to Mr. Mutz in lieu of a cash bonus for 2001 performance.

(h) Includes $3,201,623 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $1,445,125, the value ($635,930) of 107,104 shares of UICI Common Stock granted on January 2, 2001, and a tax gross-up payment in the amount of $1,120,568.

(i) Includes $457,434 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $297,332 and a tax gross-up payment in the amount of $160,102.

(j) Includes $261,374 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $169,893 and a tax gross-up payment in the amount of $91,481.

(k)  Mr. Plato commenced employment with the Company on June 11, 2001.

                               2002 STOCK OPTIONS

     The following table summarizes options granted to the named executive officers during 2002, along with the present value of such options on the date they were granted, calculated as described in the footnote to the table.

                                   NUMBER OF      PERCENT OF
                                  SECURITIES     TOTAL OPTIONS
                                  UNDERLYING      GRANTED TO     EXERCISE OR                GRANT DATE
                                    OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION     PRESENT
NAME                             GRANTED(2)(#)    FISCAL YEAR      ($/SH)         DATE      VALUE(1)($)
----                             -------------   -------------   -----------   ----------   -----------
Ronald L. Jensen...............          0               0             --              --          --
Gregory T. Mutz................          0               0             --              --          --
Glenn W. Reed..................     17,000            8.11%        $11.50       3/13/2008      76,670
Steven K. Arnold...............     20,000            9.54%        $11.50       3/13/2008      90,200
Phillip Myhra..................     45,000           21.48%        $11.50       3/13/2008     202,950
James N. Plato.................     10,000            4.77%        $11.50       3/13/2008      45,100

---------------

(1) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting in equal annual increments over a five-year period, while exchange-traded options are short-term and can be exercised or sold immediately in the liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. Based on the Black-Scholes option valuation model with the actual option price, the key weighted average input variables used in valuing the options granted on February 12, 2003 were as follows: risk free interest rate 2.07%; dividend yield, 0.00%; stock price volatility, 57.42%; option term, three (3) years. The volatility variable reflects actual daily stock price trading data for the period equal to the expected life of the options immediately preceding the grant date. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model.

(2) Reflects options that were granted on February 12, 2003.

                        AGGREGATE STOCK OPTION EXERCISES
                          IN 2002 AND YEAR-END VALUES

     The following table summarizes for each of the named executive officers the total number of unexercised stock options held at December 31, 2002, and the aggregate dollar value of in-the-money, unexercised stock options held at December 31, 2002.

                                                                                            VALUE OF
                                                              NUMBER OF                UNEXERCISED IN-THE-
                                                          UNEXERCISED STOCK                MONEY STOCK
                                                           OPTIONS AT YEAR               OPTIONS AT YEAR
                                                              END(#)(a)                     END($)(b)
                           SHARES                    ---------------------------   ---------------------------
                          ACQUIRED
                             ON           VALUE
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Ronald L. Jensen.......       --            --              --             --               0              0
Gregory T. Mutz........       --            --         264,537        226,000       1,633,803      1,826,050
Glenn W. Reed..........       --            --          22,100         55,900         132,626        309,288
Steven K. Arnold.......       --            --          16,500         47,250         142,488        305,106
Phillip J. Myhra.......       --            --          12,200         75,800          90,473        383,490
James N. Plato.........       --            --           2,000         28,000          13,080        115,820

---------------

(a) Includes options issued on February 12, 2003 as follows: Reed, 17,000; Arnold, 20,000; Myhra, 45,000; and Plato, 10,000.

(b) The closing stock price per share at December 31, 2002 was $15.55. Includes value for options issued on February 12, 2003 as follows: Reed, $68,850; Arnold, $81,000; Myhra, $182,250; and Plato, $40,500.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total stockholder return on UICI Common Stock for the last five years with the cumulative return for the same period of the S&P 600 Small Cap Market Index and the S&P Insurance Index. The graph assumes the investment of $100 at the beginning of the period in the Company's Common Stock.

                              (PERFORMANCE GRAPH)

----------------------------------------------------------------------------------------------------------------
                                       1997         1998         1999         2000         2001         2002
----------------------------------------------------------------------------------------------------------------
 UICI                                  100           70           30           17           39           45
 S&P 600 Small Cap Market Index        100           98          109          121          128          109
 S&P Insurance Index                   100          107           78          117           91           85

                   EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

     The Company maintains for the benefit of its and its subsidiaries' employees the UICI Employee Stock Ownership and Savings Plan (the "Employee Plan"). The Employee Plan through its 401(k) feature enables eligible employees to make pre-tax contributions to the Employee Plan (subject to overall salary deferral limitations) and to direct the investment of such contributions among several investment options, including UICI common stock. A second feature of the Employee Plan constitutes an employee stock ownership plan (the "ESOP"), contributions to which are invested primarily in shares of UICI common stock. The ESOP feature allows participants to receive from UICI and its subsidiaries discretionary matching contributions and to share in certain supplemental contributions made by UICI and its subsidiaries. Shares contributed to the ESOP or purchased with the Company's contributions are allocated to the participant's account on a monthly basis, and forfeitures are allocated to employees who are participants on the last day of the plan year based upon the ratio of each participant's annual credited compensation (up to $40,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Effective January 1, 2002, contributions by UICI and its subsidiaries to the Employee Plan under the ESOP feature currently vest in prescribed increments over a six-year period.

     On August 11, 2000, the Company issued to the Employee Plan 1,610,000 shares of UICI common stock at a purchase price of $5.25 per share, or $8.5 million in the aggregate. The purchase price for the shares was paid by delivery to UICI of the Employee Plan's $8.5 million promissory note (the "Plan Note"), which had a maturity date of three years and was secured by a pledge of the purchased shares. The shares of UICI common stock purchased with the Plan Note (the "$5.25 ESOP Shares") were held in a suspense account for allocation among participants as and when the Company's matching and supplemental contributions to the ESOP were made. As of December 31, 2002, all $5.25 ESOP Shares had been allocated to participants' accounts, and the Plan Note had been paid in full.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the number of shares of Common Stock beneficially owned and the percentage of Common Stock so owned, as of March 26, 2003, by (a) each person known by management to own beneficially five percent or more of the Company's Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

                                                              COMMON SHARES
                                                              BENEFICIALLY        PERCENT OF
NAME & ADDRESS OF BENEFICIAL OWNER                                OWNED          COMMON STOCK
----------------------------------                            -------------      ------------
Ronald L. Jensen............................................    7,668,986(1)         16.4%
  6500 N. Beltline Road, Suite 170
  Irving, TX 75063
Dimensional Fund Advisors...................................    2,824,500             6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Comerica Bank, as Trustee(2)................................    3,065,852             6.5%
  One Detroit Center
  Detroit, MI 48275
Onward and Upward, Inc......................................    2,734,483             5.8%
  6500 N. Beltline Road
  Irving, TX 75063
Steven K. Arnold............................................       58,754(3)(4)       (5)
Stuart D. Bilton............................................       15,176(6)          (5)
Thomas P. Cooper, M.D.......................................        5,216(7)(14)      (5)
William J. Gedwed...........................................       62,693(3)(8)       (5)
Patrick J. McLaughlin.......................................       61,821(9)          (5)
Richard T. Mockler..........................................       21,825(10)         (5)
Mural R. Josephson..........................................           --              --
Gregory T. Mutz.............................................    1,322,651(3)(11)      2.8%
Phillip J. Myhra............................................       65,967(3)(12)      (5)
James N. Plato..............................................       16,184(3)(13)      (5)
Glenn W. Reed...............................................       76,104(3)(14)      (5)
All executive officers and directors (13 individuals) as a
  group.....................................................    9,407,171            19.9%

---------------

 (1) Includes 4,100,000 shares held by Mr. Jensen's spouse. Does not include shares held directly or indirectly by Mr. Jensen's five adult children, as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly hold in the aggregate approximately 5.3% of the outstanding Common Stock. Mr. Jensen's adult children are also the stockholders of Onward and Upward, Inc., which holds approximately 5.8% of the outstanding Common Stock. Does not include 890,600 (1.9%) shares owned by various foundations and trusts controlled by Mr. Jensen's adult children, as to which Mr. Jensen disclaims beneficial ownership.

 (2) Represents shares held as Trustee under the Company's Employee Stock Ownership and Savings Plan. See "EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN."

 (3) Includes shares of Common Stock held by the Trustee under the Company's Employee Stock Ownership and Savings Plan. The shares of Common Stock held by the Trustee under the Plan that are purchased with contributions made by the Company are subject to the vesting requirements of the Plan.

 (4) Includes 24,250 shares subject to options exercisable within 60 days.

 (5) Represents less than 1% of outstanding UICI Common Stock.

 (6) Includes 3,675 shares subject to options exercisable within 60 days.

 (7) Includes 121 shares subject to options exercisable within 60 days

 (8) Includes 35,483 shares subject to options exercisable within 60 days.

 (9) Includes 36,108 shares subject to options exercisable within 60 days.

(10) Includes 2,663 shares subject to options exercisable within 60 days.

(11) Includes 42,995 shares held by a partnership in which Mr. Mutz holds a 33.3% ownership interest; 400 shares held by two partnerships in each of which Mr. Mutz holds a 20% ownership interest; 4,879 shares held by Mr. Mutz as custodian for his minor children; 255 shares held in IRAs for his minor children; 99,092 shares held by several family trusts, of which Mr. Mutz serves either as the Trustee or the investment advisor, and of which Mr. Mutz is a beneficiary; and 808 shares held in an IRA for Mr. Mutz. Also includes 316,937 shares subject to options exercisable within 60 days.

(12) Includes 16,800 shares subject to options exercisable within 60 days.

(13) Includes 4,000 shares subject to options exercisable within 60 days.

(14) Includes 28,600 shares subject to options exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive and certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and, in the Company's case, The New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 2002. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2002.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTRODUCTION

     Historically, the Company and its subsidiaries have engaged from time to time in transactions and joint investments with executive officers and entities controlled by executive officers, particularly Ronald L. Jensen (the Company's Chairman) and entities in which Mr. Jensen and his adult children have an interest ("Jensen Affiliates").

     Under the Company's by-laws, any contract or other transaction between the Company and any director (or company in which a director is interested) is valid for all purposes if the interest of such director is disclosed or known and such transaction is authorized by a majority of directors not interested in the transaction. The Board of Directors has adopted a policy requiring the prospective review and approval by a majority of the "Disinterested Outside Directors" of any contract or transaction with a related party involving payments of $250,000 or more in any twelve-month period or $1.0 million over the life of the contract. For purposes of the policy, a "related-party" is a person or entity that is an "affiliate" of the Company or any entity in which any officer or director of the Company has a 5% or greater equity interest, and a "Disinterested Outside Director" is any director of UICI who is an employee of neither the Company nor any affiliate of the Company and otherwise holds no interest in any person or entity with which the Company proposes to enter into a transaction in question.

     The Company believes that the terms of all such transactions with all related parties, including all Jensen Affiliates, are and have been on terms no less favorable to the Company than could have been obtained in arms' length transactions with unrelated third parties. Mr. Jensen has never voted with respect to any matter in which he or his children have or have had an interest.

TRANSACTIONS WITH MEMBERS OF THE EXECUTIVE COMPENSATION COMMITTEE

     The members of the Company's Executive Compensation Committee are Messrs. Stuart D. Bilton, George H. Lane III (until May 2002), William J. Gedwed, Thomas
P. Cooper and Patrick J. McLaughlin. During 2002, each of these individuals engaged in certain transactions with the Company as described below.

     The Company receives investment management services from investment advisory firms affiliated with two of its directors. During 2002, the Company paid advisory fees in the amount of $186,000 to Emerald Capital Group, Ltd., for which Patrick J. McLaughlin (a director of the Company) serves as a managing director and owner. During 2002, the Company paid investment advisory fees in the amount of $405,000 to The Chicago Trust Company, for which Stuart D. Bilton (a director of the Company) serves as President and Chief Executive Officer.

     From time to time the Company has also retained Emerald Capital Group, Ltd. to perform investment banking and insurance advisory services. In accordance with the terms of a Consulting Agreement dated September 14, 1999, as amended, the Company formally retained the services of Emerald Capital Group, Ltd. for an annual fee of $400,000, payable in monthly installments. During 2002, the Company paid an aggregate of $557,000 in fees and expenses to Emerald Capital Group, Ltd. for investment banking and insurance advisory services.

     Effective December 31, 2000, the Company entered into an agreement with William J. Gedwed (a director of the Company), pursuant to which Mr. Gedwed resigned as an executive officer of the Company effective December 31, 2000 and as an officer of various UICI affiliates effective February 1, 2001. In accordance with the agreement, Mr. Gedwed agreed to provide consulting services to MEGA for a two-year term that expired December 31, 2002 for an annual fee of $120,000.

     In accordance with the Company's Executive Stock Purchase Program (the "ESPP"), during 1999 the Company extended loans to William J. Gedwed (until December 31, 2000 an executive officer of UICI and currently a Director of the Company) in the amounts of $203,000, the proceeds of which were used to purchase Company Common Stock. The loan to Mr. Gedwed bears interest at 5.37% per annum. The six-year term loan required quarterly interest payments, had a six-year term, are full recourse to the borrower and is payable in full upon the occurrence of certain events, including the termination of employment.

     At December 31, 2000, Mr. Gedwed had outstanding loans payable to the Company under the ESPP in the amount of $203,000. At December 31, 2002, the amount outstanding under Mr. Gedwed's ESPP loan was $139,000.

     In accordance with the terms of the Company's compensation arrangement for directors, in May 1999 Messrs. Bilton and Lane (then directors of the Company) purchased 2,408 shares and 2,408 shares, respectively, of the Company's Common Stock, at a purchase price equal to 85% of the then market value of such shares. In June 2000, Mr. Lane purchased 7,767 shares of UICI common stock in exchange for cash in the amount of $23,301 and a promissory note in the amount of $26,699. At December 31, 2002, the amount outstanding on Mr. Lane's note was $26,699. In accordance with the terms of the Company's compensation arrangement for directors, in May 2002 Dr. Cooper (a director of the Company) purchased 3,809 shares, of the Company's Common Stock, at a purchase price equal to 85% of the then market value of such shares.

OTHER TRANSACTIONS WITH CERTAIN MEMBERS OF MANAGEMENT

  TRANSACTIONS WITH MR. JENSEN AND JENSEN AFFILIATES

  Special Investment Risks, Ltd.

     From the Company's inception through 1996, Special Investment Risks, Ltd. ("SIR") (formerly United Group Association, Inc. ("UGA")) sold health insurance policies that were issued by AEGON USA and coinsured by the Company or policies issued directly by the Company. SIR is owned by Mr. Jensen. Effective January 1, 1997, the Company acquired the agency force of SIR and certain tangible assets of SIR for a price equal to the net book value of the tangible assets acquired and assumed certain agent commitments of $3.9 million. The tangible assets acquired consisted primarily of agent debit balances, a building, and related furniture and fixtures having a net book value of $13.1 million.

     In accordance with the terms of the asset sale to the Company, SIR retained the right to receive all commissions on policies written prior to January 1, 1997, including the policies previously issued by AEGON and coinsured by the Company and the policies previously issued directly by the Company. The commissions paid to SIR on the coinsured policies issued by AEGON are based on commission rates negotiated and agreed to by AEGON and SIR at the time the policies were issued prior to 1997, and the commission rates paid on policies issued directly by the Company are commensurate with the AEGON renewal commission rates. The Company expenses its proportionate share of commissions payable to SIR on co-insured policies issued by AEGON. During 2002, SIR received insurance commissions of $3.1 million on the policies previously issued by AEGON prior to January 1, 1997 and coinsured by the Company. During 2002, SIR received commissions of $2.5 million on policies issued prior to January 1, 1997 and issued directly by the Company.

     In accordance with the terms of an amendment, dated July 22, 1998, to the terms of the sale of the UGA assets to the Company, SIR was granted the right to retain 10% of net renewal commissions (computed at the UGA -- Association Field Services agency level) on any new business written by the UGA agency force after January 1, 1997. During the years ended December 31, 2002, 2001 and 2000, the Company paid to SIR the amount of $1.9 million, $1.2 million and $1.1 million, respectively, pursuant to this arrangement.

     In 1986 and 1996, respectively, SIR established, for the benefit of its independent insurance agents, independent sales representatives and independent organizations associated with SIR, the Agency Matching Total Ownership Plan I and the Agency Matching Total Ownership Plan II (collectively, the "Plans"), entitling participants to purchase and receive Company Common Stock. In connection with SIR's transfer to the Company of SIR's agency operations effective January 1, 1997, SIR agreed to retain the liability to fund the Plans to the extent of 922,587 shares of UICI Common Stock, representing the corresponding number of unvested AMTOP Credits (as defined in the Plans) at January 1, 1997. As of August 30, 1999, the liability of SIR to fund the Plans remained undischarged to the extent of 369,174 shares of UICI Common Stock (the "Unfunded Obligation").

     Effective September 15, 1999, SIR and the Company entered into an Assumption Agreement, pursuant to which UICI agreed to assume and discharge the Unfunded Obligation, in consideration of a cash payment made by SIR to the Company in the amount of $10.1 million, representing the dollar value of 369,174 shares of UICI Common Stock at $27.4375 per share (the closing price of UICI common stock at September 15, 1999). On October 29, 1999, SIR funded the cash payment.

     During 2002, the Company received $2,000 from SIR as reimbursement of office supply and occupancy expenses.

  Richland State Bank

     Richland State Bank ("RSB") is a state-chartered bank in which Mr. Jensen holds a 100% equity interest.

     RSB originated student loans for AMS and resold originated loans to AMS at par less an origination fee of 31 basis points (0.31%). The agreement governing the terms of RSB's origination services for AMS formally expired on January 20, 2002 and has been extended for an indefinite term pending negotiation of the terms of a new arrangement. During 2002, RSB originated $77.6 million aggregate principal amount of student loans for AMS, for which it received $241,000 in origination fees.

     RSB also provides student loan origination services for the Company's College Fund Life Insurance Division of MEGA and Mid-West. Pursuant to a Loan Origination and Purchase Agreement, dated June 12, 1999, RSB originated student loans and resold such loans to UICI Funding Corp. 2 ("Funding") (a wholly owned subsidiary of UICI) at par (plus accrued interest) less an origination fee of 31 basis points (0.31%). Effective June 12, 2000, RSB and Funding amended the agreement to provide that student loans originated by RSB would be resold to Funding at par (plus accrued interest). During 2002, RSB originated $17.7 million aggregate principal amount plus accrued interest, respectively, of student loans for College Fund Life Division, for which it received origination fees in the amounts of $-0-.

     During 2002, RSB collected on behalf of, and paid to, Funding $1.6 million, in guarantee fees paid by student borrowers in connection with the origination of student loans.

     In June 1999, RSB entered into a service agreement with College Fund Life Division, pursuant to which College Fund Life Division provides underwriting services to permit RSB to approve prospective student loans. During 2002, RSB collected on behalf of and collectively paid to College Fund Life Division fees of $442,000 in origination fees paid by student borrowers in connection with the origination of student loans.

     During 2002, Funding received from RSB interest income in the amount of $4,000, on money market reserve accounts maintained at RSB by the Company.

  Specialized Association Services, Inc.

     Pursuant to an agreement entered into in July 1998 and terminated effective December 31, 2002, Specialized Association Services, Inc. ("SAS") (which is controlled by Mr. Jensen's adult children) paid UICI Marketing for certain benefits provided to association members. UICI Marketing, in turn, purchased such benefits from third parties (including NMC, which was sold July 27, 2000 to an investor group consisting of Jensen family members). During 2002, SAS paid to UICI Marketing $14.6 million, respectively, pursuant to this arrangement. During 2002, UICI Marketing paid NMC $161,000, pursuant to this arrangement. Effective January 1, 2003, UICI Marketing sells new membership sales leads to the enrollers and video and print services to the associations and to SAS.

     During 2002, SAS began purchasing directly from MEGA certain ancillary benefit products (including accidental death, hospital confinement and emergency room benefits) for the benefit of the membership associations that endorse the Company's health insurance products. The aggregate amount paid by SAS to MEGA for these benefit products was $6.4 million in 2002.

     During 2002, the Company paid to SAS $441,000 for various services and reimbursement of expenses. The Company received from SAS $357,000 during 2002 for reimbursement of expenses. During 2002, SAS paid to MEGA $347,000 for leased office facilities.

  NetLojix Communications, Inc. (formerly AvTel Communications, Inc.)

     Until November 2002, NetLojix Communications, Inc. ("NetLojix") provided long distance voice telecommunications services to the Company and its subsidiaries, pursuant to a series of agreements originally executed in 1998 and most recently extended for a two-year period in November 2000. At December 31, 2002, Mr. Jensen and his adult children beneficially held in the aggregate approximately 59% of the issued capital stock of NetLojix. The Company's most recent agreement with NetLojix expired on October 31, 2002 and was not extended upon expiration. The agreement required UICI to purchase a minimum of $86,000 in service per month at a rate of $0.0299 per minute for interstate calls and $0.070 per minute, or $0.075 per minute, depending on the state, for intrastate calls. Pursuant to the terms of the agreement, in 2002 the Company paid NetLojix $2.5 million for long distance telecommunications services.

     On August 23, 2002, UICI and NetLojix entered into a one-year master services agreement, pursuant to which NetLojix will provide to UICI and its subsidiaries certain technical support services. During the year ended December 31, 2002, the Company paid to NetLojix $39,590 pursuant to this agreement. At December 31, 2002, the Company had accounts payable owing to NetLojix under the services agreement in the amount of approximately $29,000.

  Excell Global Services, Inc.

     Excell Global Services, Inc. ("Excell Global") is a holding company, the principal subsidiary of which is Excell Agent Services, LLC ("Excell"). Excell Global and members of management of Excell Global hold, in the aggregate, 99% of the equity interest in Excell, and Mr. Jensen holds the remaining 1% equity interest. Excell provides telephone directory assistance services. Mr. Jensen serves as a director of Excell Global and at December 31, 2002 was the beneficial holder of 100% of the outstanding equity of Excell Global. Until February 2001, Mr. Mutz also served on the board of directors of Excell Global. Mr. Mutz held 13.2% of the outstanding equity of Excell Global until August 2002, at which date he disposed of all of his holdings.

  Onward and Upward, Inc. and Other Entities Owned by the Jensen Adult Children

     Mr. Jensen's five adult children hold in the aggregate 100% of the equity interest in Onward & Upward, Inc. ("OUI"), the holder of approximately 5.8% of the Company's outstanding Common Stock.

     Effective September 15, 1999, the Company entered into an Assumption Agreement with an affiliate of Mr. Jensen, pursuant to which UICI agreed to assume and discharge an unfunded obligation to fund certain agent stock accumulation plans established for the benefit of independent sales agents and representatives. In consideration of a cash payment made by the related party to the Company in the amount of $10.1 million (representing the dollar value of 369,174 shares of UICI Common Stock at $27.4375 per share (the closing price of UICI common stock at September 15, 1999)), UICI agreed to assume the liability and fund the agent plans to the extent of 369,174 shares of UICI common stock. On October 29, 1999, the Company received the cash payment.

     To ensure that the dollar value of the unfunded obligation would not exceed the dollar proceeds received from SIR plus a reasonable allowance for the cost of funds, effective September 15, 1999, the Company and OUI entered into a Put/Call Agreement. Pursuant to the Put/Call Agreement, for a thirty day period commencing on July 1 of each year, the Company had an option to purchase from OUI, and OUI had a corresponding right to require the Company to purchase, up to 369,174 shares of Common Stock at a purchase price per share equal to $28.50 in 2000, $30.25 in 2001, $32.25 in 2002, $34.25 in 2003, $36.25 in 2004, $38.25 in
2005 and $40.25 in 2006. The call/put price escalated over time in annual dollar increments designed to recognize an increase in value of the underlying UICI stock based upon historical past performance (an approximate 6.0% annual rate of appreciation). On July 1, 2002, pursuant to the terms of the Put/Call Agreement, the Company exercised its option to purchase from OUI 369,174 shares of Common Stock at the then-effective call price of $32.25 per share, or $11.9 million in the aggregate.

     OUI holds a 21% equity interest in U.S. Managers Life Insurance Company, Ltd., a subsidiary of the Company. The Company has a right-of-first-offer to purchase from OUI, and OUI has a corresponding put right to sell to the Company, OUI's 21% equity interest in U.S. Managers Life Insurance Company, Ltd. at a price equal to 21% of the book value of U.S. Managers Life Insurance Company, Ltd. (determined in accordance with generally accepted accounting principles) at the date of purchase.

     In 2002, the Company paid $257,000 to Small Business Ink, a division of SAS, for printing services.

  Sun Communications, Inc. Litigation

     As previously disclosed, UICI and Ronald L. Jensen (the Company's Chairman) are parties to litigation (Sun Communications, Inc. v. SunTech Processing Systems, LLC, UICI, Ronald L. Jensen, et al) (the "Sun Litigation") with Sun Communications, Inc. ("Sun") concerning the distribution of the cash proceeds from the sale and liquidation of SunTech Processing Systems, LLC ("STP") assets in February 1998.

     Assignment and Release Agreement. Effective April 2, 2002, the Company and Mr. Jensen entered into an Assignment and Release Agreement (the "Assignment and Release Agreement"), which was intended to effectively transfer the Company's 80% interest in STP to Mr. Jensen and to terminate the Company's active participation in, and limit the Company's financial exposure associated with, the Sun Litigation. In accordance with the terms of the Assignment and Release Agreement, on April 2, 2002 Mr. Jensen made a total payment to UICI of $15.6 million and granted to UICI various indemnities against possible losses which UICI might incur resulting from the Sun Litigation, including (i) any losses arising from the breach of fiduciary duty claim asserted by Sun against the Company and Sun's related claim for attorneys' fees, (ii) Sun's claim for attorneys' fees arising out of the distribution issue in the Sun Litigation, and (iii) all other claims of any nature asserted by Sun against the Company in the Sun Litigation arising out of or relating directly to the March 1997 agreement governing the distribution of cash proceeds from the sale and liquidation of STP. In exchange therefor, (i) UICI assigned to Mr. Jensen all of UICI's right, title and interest to the funds held in the registry of the Court in the Sun Litigation and released Mr. Jensen from any and all obligations arising under the Jensen 1996 Guaranty and the Assurance Agreement;
(ii) UICI granted to Mr. Jensen an option, exercisable at a nominal exercise price, to transfer to Mr. Jensen UICI's 80% interest in STP; (iii) UICI agreed to cooperate with Mr. Jensen in all reasonable respects in connection with the Sun Litigation; and (iv) UICI granted to Mr. Jensen an irrevocable proxy to vote UICI's membership interest in STP all matters coming before the members of STP for a vote.

     Exercise of STP Texas Draw. In accordance with an agreement entered into as of December 31, 1996, by and between Sun and the Company (the "STP Texas Draw Agreement"), either of Sun or the Company may, at any time after July 1, 1999, offer to purchase all, but not less than all, of the membership interest in STP owned by the other party by delivering notice of the offer setting forth, among other things, a cash purchase price and all other essential terms of the offer. Pursuant to the terms of the STP Texas Draw Agreement, the party receiving the initial offer must in turn deliver to the offering party notice of its unambiguous election to either (a) sell all of its membership interest in STP to the offering party or (b) counteroffer to purchase all of the offering party's membership interest in STP, in both cases pursuant to terms and conditions identical to those contained in the initial offer. On December 12, 2002, Mr. Jensen and the Company entered into an agreement, pursuant to which (a) in accordance with UICI's undertaking to cooperate with Mr. Jensen in the Sun Litigation as provided in the Assignment and Release Agreement, UICI at the request of Mr. Jensen made an offer to purchase all, but not less than all, of Sun's membership interest in STP in accordance with the STP Texas Draw Agreement, (b) Mr. Jensen acknowledged that UICI's undertaking to make such offer would be without monetary or other obligation on the part of UICI and (c) Mr. Jensen agreed to indemnify and hold UICI harmless from and against any and all liability that UICI might incur as a result of making such offer.

     Sun subsequently filed a motion for a temporary injunction to enjoin closing of the transactions contemplated by the STP Texas Draw Agreement. Mr. Jensen has agreed to postpone the closing of the transactions contemplated by the STP Texas Draw Agreement pending the court's ruling on a summary judgment motion that he intends to file with respect to Sun's objections to those transactions.

  Release of Ronald L. Jensen

     On June 1, 1999, the Company was named as a nominal defendant in a shareholder derivative action captioned Richard Schappel v. UICI, Ronald Jensen, Richard Estell, Vernon Woelke, J. Michael Jaynes, Gary Friedman, John Allen, Charles T. Prater, Richard Mockler and Robert B. Vlach, which was filed in the District Court of Dallas County, Texas (the "Shareholder Derivative Litigation").

     On December 21, 2001, the District Court of Dallas County, Texas, approved the terms of a Settlement Agreement and Mutual Release between UICI and each of Richard J. Estell, Vernon Woelke, J. Michael Jaynes, Gary L. Friedman, John E. Allen, Charles T. Prater, Richard T. Mockler, and Robert B. Vlach (collectively, the "Individual Defendants"), on the one hand, and Richard Schappel and Mr. Schappel's counsel, on the other hand. Pursuant to the Settlement Agreement, the parties reached agreement with respect to the payment of attorneys' fees and expenses on termination of the Shareholder Derivative Action, and the Court also entered a Modified Final Judgment in the case, vacating certain findings of fact that formed a part of an earlier ruling by the Court rendered on October 14, 2001. The Settlement Agreement and the Modified Final Judgment had the effect of fully and finally resolving the matters in dispute in the

Shareholder Derivative Litigation between UICI and the Individual Defendants, on the one hand, and Mr. Schappel, on the other hand. The terms of the settlement did not have a material effect on the results of operations or financial condition of UICI.

     In accordance with the terms of a Release Agreement, dated as of April 2, 2002, the Company agreed to release Mr. Jensen from any and all claims that the derivative plaintiff in the Shareholder Derivative Litigation brought or could have brought against Mr. Jensen on behalf of UICI in the Shareholder Derivative Litigation, and Mr. Jensen agreed to waive and release UICI from any obligation to indemnify Mr. Jensen for any future costs and/or out-of-pocket expenses associated with any claims that the derivative plaintiff brought or could have brought against Mr. Jensen in the Shareholder Derivative Litigation.

  National Motor Club

     On July 27, 2000, the Company sold its 97% interest in NMC Holdings, Inc. ("NMC"), the parent company of its National Motor Club of America ("NMCA") unit, to an investor group consisting of Jensen family members (including Mr. Jensen) for a purchase price of $56.8 million, representing 97% of the value of NMC as determined by independent appraisal. William J. Gedwed (a director of the Company) holds 3% of the issued and outstanding common stock of NMC. The Chesapeake Life Insurance Company ("CLICO") (formerly a direct wholly owned subsidiary of the Company) and NMCA were previously parties to an administrative service agreement, pursuant to which CLICO agreed to issue life, accident and health insurance polices to NMCA for the benefit of NMCA members in selected states. NMCA, in turn, agreed to provide to CLICO certain administrative and record keeping services in connection with the NMCA members for whose benefit the policies have been issued. Following the acquisition of CLICO by The MEGA Life and Health Insurance Company ("MEGA") (a wholly-owned insurance subsidiary of the Company) in July 2000, MEGA and NMCA entered into a similar administrative service agreement for a two-year term ending December 31, 2002. During the year ended December 31, 2002, 2001 and 2000, NMCA paid to MEGA and CLICO insurance premiums in the amount of $1.7 million, $2.4 million and $2.6 million, respectively, pursuant to such arrangements. Effective January 1, 2003, MEGA and NMCA entered into a new administrative services agreement for a term ending December 31, 2004.

     During 2002, NMC paid the Company $231,000 for printing and various other services.

  Funding of BOB Program

     In August 1998, Mr. Jensen and his wife established an incentive program (the "BOB Program"), pursuant to which they agreed to distribute to "eligible participants" on August 15, 2002, in cash an aggregate of the dollar equivalent value of 100,000 UICI shares. Eligible participants in the BOB Program consisted of full-time employees of UICI and its subsidiaries and independent agents associated with UICI's insurance subsidiaries who were employed by or contracted with UICI, as the case may be, at the close of business on August 14, 1998, and who remain employed by or contracted with UICI at the close of business on August 14, 2002. In accordance with the BOB Program, each eligible participant was entitled to receive his or her portion of the aggregate cash payment determined by reference to a formula based on, among other things, such eligible participant's tenure with UICI and level of compensation. In a series of celebrations occurring in August 2002, Mr. and Mrs. Jensen distributed cash in the aggregate amount of $1.8 million to the eligible participants in the BOB Program.

  Other Jensen Transactions

     In 2002, the Company received $1,000, from United Group Service Center, Inc. (a company owned by one of the adult children of Mr. Jensen), which amount represents premiums on a stop loss policy issued by MEGA and reimbursement of office expenses.

  OTHER TRANSACTIONS WITH CERTAIN MEMBERS OF MANAGEMENT

  Transaction with AMLI Residential Properties Trust

     At December 31, 2002, 2001 and 2000, the Company held a 10.5%, 10.2% and 10.4% fully diluted interest, respectively, in AMLI Residential Properties Trust, a publicly-traded real estate investment trust ("AMLI"). Mr. Mutz (a director and the President and Chief Executive Officer of the Company) also serves as Chairman of the Board of AMLI. Pursuant to the terms of a Purchase Agreement, dated as of December 16, 2002, in exchange for aggregate consideration of $700,000 in cash payable to the Company, (a) an affiliate of AMLI purchased the Company's minority economic interests in each of four service affiliates of AMLI Residential Properties Trust and (b) the transfer to AMLI of the Company's rights to the service mark "AMLI" and the right to use the name "AMLI", which rights a subsidiary of the Company formerly held and licensed to AMLI and certain AMLI affiliates. In connection with this transaction, the Board of Directors of UICI received an independent opinion, utilizing the methodology and subject to the limitations and assumptions set forth in the opinion, that the transaction contemplated by the Purchase Agreement was fair from a financial point of view.

  Transactions with Mr. Mutz

     AMLI Residential Properties Trust. During 2000, 2001 and 2002, Mr. Mutz (a director and the President and Chief Executive Officer of the Company) also served as Chairman of the Board of AMLI Residential Properties Trust, a publicly-traded real estate investment trust ("AMLI"). At December 31, 2002, 2001 and 2000, the Company held a 10.5%, 10.2% and 10.4% fully diluted interest, respectively, in AMLI. As Chairman of the Board of AMLI, Mr. Mutz received certain compensation and participated in various option and deferred compensation programs, all of which are described in the AMLI proxy statement. In addition, as of December 31, 2002, 2001 and 2000, AMLI had outstanding secured and unsecured loans owing from Mr. Mutz in the aggregate amount of $763,000, $1.0 million and $2.1 million, respectively, the proceeds of which were used to purchase 108,891 shares of AMLI beneficial interest.

     AMLI Commercial Properties Trust. Mr. Mutz also served as chairman of the board of AMLI Commercial Properties Trust ("ACPT"), a private real estate investment trust in which the Company formerly held a 20% equity interest. Mr. Mutz was the beneficial holder of less than one percent of the issued and outstanding shares of beneficial interest of ACPT. At December 31, 2000, ACPT had an outstanding loan owing from Mr. Mutz (or companies affiliated with Mr.
Mutz) in the amount of $508,000, the proceeds of which were used to purchase stock in ACPT. During the year ended December 31, 2001, ACPT sold substantially all of its assets for an aggregate sale price of approximately $226.3 million, distributed the proceeds and was liquidated in October 2001. In connection with such sale, the Company recognized a gain in the amount of $5.3 million and Mr. Mutz repaid his loan in full.

     UICI Executive Stock Purchase Program. In accordance with the Company's Executive Stock Purchase Program (the "ESPP") (see Note P), in December 1998 the Company extended a loan to Mr. Mutz in the amount of $3.3 million, the proceeds of which were used to purchase 200,000 shares of Common Stock of the Company at a purchase price of $19.50 per share. The loan bears interest at the rate of 5% per annum, payable quarterly, had a six-year term, and is full recourse to Mr. Mutz. In June 1999, the Company extended an additional loan to Mr. Mutz pursuant to the ESPP in the amount of $429,000, the proceeds of which were used to purchase 20,000 shares of Company Common Stock at a purchase price of $24.45 per share. The loan bears interest at 5.37%, payable quarterly, had a six-year term, and was full recourse to Mr. Mutz.

     As part of modifications to the ESPP adopted by the Company's Board of Directors on January 2, 2001, the Company granted to Mr. Mutz 107,104 shares of UICI common stock, discharged $1.5 million principal amount of the ESPP loan, and paid to Mr. Mutz a one-time cash bonus in the amount of $1.1 million (which was calculated to reimburse Mr. Mutz for income and other taxes payable upon receipt of the UICI stock and discharge of the portion of the ESPP loan). The terms of the ESPP loans were modified to extend the maturity date to January 1, 2007.

     The amount outstanding under Mr. Mutz' ESPP loans at December 31, 2002, 2001 and 2000, was $1.3 million, $1.3 million and $2.8 million, respectively.

     Termination of Split Dollar Life Insurance Arrangement. As a long-term incentive for continued employment, in 1985 AMLI Realty Co. (a wholly owned subsidiary of the Company acquired by the Company in 1996) entered into a split dollar life insurance arrangement with Mr. Mutz, who then served as Chairman of AMLI Realty Co. ("ARC"). Under the arrangement, Mr. Mutz and/or trusts affiliated with Mr. Mutz purchased and held a life insurance policy on his life. ARC agreed to pay a substantial portion of the annual premium on such policies in exchange for Mr. Mutz's assigning an interest in the policy death benefit and cash value equal to the cumulative premiums paid by ARC. ARC was to be paid its interest at Mr. Mutz's death, or earlier if (a) Mr. Mutz prematurely terminated his employment, or (b) the policy cash values were sufficient to withdraw the amount due ARC. The amount of the annual premium paid by Mr. Mutz was calculated according to a formula based on his age, the net amount of death benefit, and the basic term insurance rates of the carrier.

     In each of the years ended December 31, 2002, 2001 and 2000, the total annual premiums on the policies were $20,432, of which UICI (through ARC) paid premiums pursuant to the arrangement in the amount of $19,901, $19,898 and $19,937, respectively. At December 31, 2001, and September 30, 2002, the Company had reflected on its books a receivable in an amount of $182,559 and $202,500, respectively, which receivable corresponded to the cumulative premium paid by ARC pursuant to the arrangement.

     In accordance with the terms of an agreement, dated December 19, 2002, Mr. Mutz and the Company terminated the split dollar arrangement. In exchange for a cash payment by Mr. Mutz made to the Company in the amount of $11,173 (which amount was calculated actuarially as the present value of ARC's future right to collect on the policies), Mr. Mutz discharged ARC from all future obligation to pay premiums and ARC released its interest in the policies. Following the transaction, Mr. Mutz owns the three policies outright and is fully responsible for all future required premium payments, and ARC no longer has any interest in or any obligations with respect to the policies. In connection with the transaction, UICI recognized for financial accounting purposes a charge against pre-tax earnings in the amount of $191,327.

     Purchase of Real Estate Interest. Prior to its acquisition by UICI in 1996, AMLI Realty Co. ("ARC") from time to time sponsored limited partnerships to raise capital and to acquire, develop and sell real estate. The limited partners in these partnerships included ARC officers and affiliates of ARC officers, including Mr. Mutz and entities affiliated with Mr. Mutz. To eliminate the nuisance and cost to the investors and to ARC of partnership administration for substantially completed investment programs, ARC has from time to time purchased its' investors limited partnership interests.

     On October 22, 2002, ARC purchased the interest held by Mr. Mutz and all other 41 limited partners in AMLI Augusta Properties L.P., which was originally formed on July 8, 1985 to acquire, develop and sell 162 acres of vacant land in Augusta, Georgia. Mr. Mutz received $13,125 in exchange for 1/80 of the economic interests of all the limited partners in the partnership.

  Other Loans to Management

     In accordance with the Company's Executive Stock Purchase Program (the "ESPP"), during 1999 the Company extended a loan to Glenn W. Reed (the Company's Executive Vice President and General Counsel) in the amount of $417,000, the proceeds of which were used to purchase Company Common Stock. The loan to Mr. Reed bore interest at 5.37% per annum. The six-year term loan required quarterly interest payments, had a six-year term, is full recourse to the borrower and is payable in full upon the occurrence of certain events, including the termination of employment.

     At December 31, 2000, Mr. Reed had outstanding loan payable to the Company under the ESPP in the amount of $417,000.

     As part of modifications to the ESPP adopted by the Company's Board of Directors on January 2, 2001, the Company discharged $297,000 principal amount of indebtedness under the ESPP owing by Mr. Reed and paid to Mr. Reed a one-time cash bonus in the amount of $160,000 (which was calculated to reimburse

Mr. Reed for income and other taxes payable upon discharge of the portion of the ESPP loan). The terms of Mr. Reed's ESPP loan were modified to extend the maturity date to January 1, 2007.

     At December 31, 2001, the amount outstanding under Mr. Reed's ESPP loan was $120,000. Mr. Reed repaid his ESPP loan in full on June 5, 2002.

     On March 10, 2000, the Company extended a loan to Mr. Myhra in the amount of $25,000, pursuant to the terms of a full recourse promissory note bearing interest at the rate of 6.69% per annum. At December 31, 2002, the amount of $25,000 was outstanding under the loan.

  Other Transactions

     In accordance with the terms of the Company's ESPP, in June 2000 Mr. Mockler (a director of the Company), purchased 2,000 shares of UICI common stock in exchange for cash in the amount of $6,000 and a promissory note in the amount of $8,000. At each of December 31, 2002 and 2001, the amount outstanding on Mr. Mockler's note was $8,000.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP, the Company's independent auditors, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles and that their audit is conducted in accordance with generally acceptable auditing standards. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company's consolidated financial statements.

     In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with representatives of KPMG LLP, the Company's independent auditors, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors' independence. The Audit Committee has determined that the provision of non-audit services will not compromise KPMG LLP's independence.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee held eight meetings during fiscal year 2002.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of the Company's independent auditors.

                                          Richard T. Mockler, Audit Committee
                                          Chairman
                                          Stuart D. Bilton, Audit Committee
                                          Member
                                          Thomas P. Cooper, Audit Committee
                                          Member

                              INDEPENDENT AUDITORS

CHANGE IN INDEPENDENT AUDITORS

     As previously disclosed in a Current Report on Form 8-K (as amended in a Form 8-K/A) dated August 26, 2002, on August 26, 2002, UICI dismissed Ernst & Young LLP as its independent accountants and selected KPMG LLP as its new independent accountants effective August 26, 2002. The Company's Audit Committee participated in and approved the decision to change independent accountants.

     The reports of Ernst & Young LLP on the financial statements for each of the two fiscal years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In addition, in connection with its audits of the Company's financial statements for each of the years ended December 31, 2001 and 2000 and the subsequent interim period through August 26, 2002, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years.

     Except as described in the next succeeding paragraphs, during each of the years ended December 31, 2001 and 2000 and the subsequent interim period through August 26, 2002, there were no reportable events (as defined in Regulation S-K
Item 304(a)(1)(v)).

     In a letter dated April 4, 2000 to the Audit Committee of the Company's Board of Directors, Ernst & Young LLP advised the Company that, during the course of and in connection with Ernst & Young LLP's audit of the Company's consolidated financial statements as of, and for the year ended, December 31, 1999, Ernst & Young LLP had noted certain matters involving the Company's internal controls and its operations that Ernst & Young LLP considered to be "reportable conditions" and "material weaknesses" under standards established by the American Institute of Certified Public Accountants.

     In particular, Ernst & Young LLP identified material weaknesses at the Company's former United CreditServ, Inc. credit card operations and UICI's Academic Management Services Corp. (formerly Educational Finance Group, Inc.) subsidiary ("AMS") and a reportable condition with respect to UICI. With respect to UICI's credit card operations, Ernst & Young LLP identified as material weaknesses the failure to maintain credit card account-by-account detail of a liability account and the failure to conduct regular periodic reconciliations of that account, lack of segregation of duties with respect to preparation and review of the calculation of the credit card loan loss reserve, certain credit card aging matters, and failure to maintain a proper review and approval process for general ledger entries. With respect to UICI's AMS operations, Ernst & Young LLP identified as material weaknesses AMS' failure to maintain timely and accurate accounting records for the purchasing and originating of student loans, the failure to reconcile on a regular periodic basis its student loan receivables assets with the records of the student loan servicers, certain inadequacies in AMS' systems leading to delays in closing AMS' books on a timely basis, the lack of a formal review and approval process on the part of UICI (the parent) with respect to transactions entered into by AMS (the subsidiary), and certain inadequacies in AMS' methodologies for accounting for deferred student loan premiums and origination costs. With respect to UICI, Ernst & Young LLP identified as a reportable condition that the likelihood was high that related party transactions would not be properly recorded.

     UICI's Audit Committee discussed the nature of these material weaknesses and the reportable condition with Ernst & Young LLP and directed that the recommendations contained in the April 4, 2000 letter be adopted and that corrective action be taken. During the course of 2000, management completed the corrective action. UICI's credit card operations (which had been designated as a discontinued operation for financial reporting purposes effective December 31,
1999) effectively ceased doing business in February 2000, and with respect to AMS the Company undertook an extensive reconciliation of its loan ledger with its servicing records and implemented a procedure of regular and periodic reconciliations thereafter. At the parent level, UICI's Board of Directors adopted enhanced procedures designed to ensure the proper identification, approval and reporting of related party transactions. As indicated above, Ernst & Young LLP subsequently delivered an unqualified opinion with respect to the UICI consolidated financial statements as of, and for the year ended December 31, 2000.

     The Company authorized Ernst & Young LLP to respond fully to inquiries of the Company's new accountants concerning these matters.

     The Company provided Ernst & Young LLP with a copy of the disclosure made under Item 4 of the previously filed Form 8-K/A and requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter, dated September 27, 2002, was filed as Exhibit 16 to the Form 8-K/A.

     During the years ended December 31, 2001 and 2000 and the subsequent interim period through August 26, 2002, neither the Company nor anyone on its behalf consulted with KPMG LLP regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

OTHER MATTERS

     In addition to retaining KPMG LLP to audit UICI's consolidated financial statements for 2002, UICI and its affiliates retained KPMG LLP and many other accounting and consulting firms to provide advisory, auditing and consulting services in 2002. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company's consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the UICI Audit Committee has restricted the non-audit services that KPMG LLP may provide to UICI primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that UICI will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than services available from other service providers.

     The Charter of the Company's Audit Committee provides that the Audit Committee shall pre-approve all non-audit work to be performed by KPMG LLP involving services in excess of $100,000. In determining the appropriateness of a particular non-audit service to be performed by the audit firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company's financial reporting process or is otherwise in the public interest.

     The aggregate fees billed for professional services by Ernst & Young LLP in 2001 and through August 26, 2002 were as follows:

                                                                 2002
                                                               (THROUGH
TYPE OF FEES                                                  AUGUST 26)      2001
------------                                                  ----------   ----------
Audit Fees..................................................   $184,000    $1,477,000
Audit-Related Fees..........................................    125,000        67,000
Tax Fees....................................................    384,000       286,000
All Other Fees..............................................     56,000       138,000
                                                               --------    ----------
  Total.....................................................   $749,000    $1,968,000
                                                               ========    ==========

     The aggregate fees billed for professional services by KPMG LLP in 2002 were as follows:

TYPE OF FEES                                                     2002
------------                                                   --------
Audit Fees..................................................   $872,000
Audit-Related Fees..........................................          0
Tax Fees....................................................      2,100
All Other Fees..............................................     49,000
                                                               --------
  Total.....................................................   $923,100
                                                               ========

     For purposes of the tables above, and in accordance with new SEC definitions and rules that UICI has elected to adopt for this Proxy Statement, "audit fees" are fees that the Company paid to the accounting firm in question for the audit of the Company's consolidated financial statements included in UICI's Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements; "non-audit fees" are fees billed by the accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees billed by the accounting firm to the Company for any services not included in the first three categories.

                   2. RATIFICATION OF APPOINTMENT OF AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. Subject to ratification by the stockholders, the Board of Directors reappointed the firm of KPMG LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2003. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm's professional competence and standing.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the meeting.

     THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

                                3. OTHER MATTERS

     The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matters should be properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote, or otherwise act, with respect to any such matters in accordance with their best judgment. The persons appointed as proxies also will have discretion to vote on a motion to adjourn the Annual Meeting, if such a motion is submitted to a vote of the stockholders.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN MAY 2004

     In order for stockholder proposals that are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in May 2004, they must be received by the Secretary of the Company by December 9, 2003.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in May 2004 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by March 3, 2004, the proposal will be considered untimely, and any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal if such proposal is properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by December 9, 2003. See "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (9151 Grapevine Highway, North Richland Hills, Texas 76180-5605) by the applicable date.

                                          By Order of the Board of Directors

                                          -s- Peggy G. Simpson

                                          Peggy G. Simpson
                                          Secretary
Date: April 7, 2003
                             ---------------------

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR TO VOTE ON THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

(UICI LOGO)                            VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                       Use the Internet to transmit your voting
9151 GRAPEVINE HIGHWAY                 instructions and for electronic delivery
NORTH RICHLAND HILLS, TEXAS 76180      of information up until 11:59 P.M.
                                       Eastern Time the day before the cut-off
                                       date or meeting date. Have your proxy
                                       card in hand when you access the web
                                       site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                       VOTE BY PHONE - 1-800-690-6903
                                       Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                       VOTE BY MAIL -
                                       Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to UICI, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                 UICI01                KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UICI

    1.   ELECTION OF DIRECTORS
                                                                   FOR   WITHHOLD   FOR ALL     To withhold authority to vote, mark
         01) Ronald L. Jensen         06) William J. Gedwed        ALL     ALL      EXCEPT      "For All Except" and write the
         02) Gregory T. Mutz          07) Glenn W. Reed                                         nominee's number on the line below.
         03) Richard T. Mockler       08) Thomas P. Cooper, M.D.   [ ]     [ ]        [ ]
         04) Patrick J. McLaughlin    09) Mural R. Josephson                                    ------------------------------------
         05) Stuart D. Bilton
                                                                                                        FOR      AGAINST     ABSTAIN
VOTE ON PROPOSAL

    2.   PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent public accountants for the
         fiscal year ending December 31, 2003.                                                          [ ]        [ ]         [ ]

    3.   OTHER MATTERS The proxies named on the reverse side are authorized to vote in their discretion with respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting. As of April 4, 2003, UICI does not know of any such other matters to be presented at the Annual Meeting.

(Joint Owners Should Each Sign. Attorneys-in-Fact, Executors,
Administrators, Custodians, Partners, or Corporation Officers
Should Give Full Title)
                                                    YES   NO
HOUSEHOLDING ELECTION - Please indicate if you
consent to receive certain future investor
communications in a single package per household    [ ]   [ ]

[                                 ] [          ]                        [                                 ] [          ]
Signature [PLEASE SIGN WITHIN BOX]  Date                                Signature (Joint Owners)            Date

--------------------------------------------------------------------------------

                                      UICI
                                      PROXY
            9151 GRAPEVINE HIGHWAY, NORTH RICHLAND HILLS, TEXAS 76180
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Glenn W. Reed and Connie Palacios, and each or either of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2003 Annual Metting of Stockholders of UICI to be held at The Harvey Hotel DFW Airport, 4545 John Carpenter Freeway, Irving, Texas 75063, on Wednesday, May 14, 2003 at 10:00 a.m., Central Daylight Time, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE IS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


             PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY.